Exhibit 10.1.13
EXECUTION VERSION
OPC LLC
MEMBERSHIP INTEREST PURCHASE AGREEMENT
          THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into on October 30, 2009, by and among Lehman-OPC LLC, a Delaware limited liability company (“Lehman”), Ormat Nevada Inc., a Delaware corporation (“Ormat”), and OPC LLC, a Delaware limited liability company (the “Company”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the LLC Agreement (as defined below).
          WHEREAS, Lehman is a party to (i) that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 7, 2007 (as amended from time to time, the “LLC Agreement”), among Lehman, Ormat and Morgan Stanley Geothermal LLC, a Delaware limited liability company (“Morgan Stanley”) and (ii) that certain Agreement for Purchase of Membership Interests in the Company, dated as of June 7, 2007, among Lehman, Ormat and Morgan Stanley (as amended April 17, 2008, the “Original Purchase Agreement”), and owns 300 units of Class B membership interests in the Company and the rights associated therewith (all such units and rights, the “Lehman Units”);
          WHEREAS, Ormat and Morgan Stanley are the sole other Members of the Company and the sole other holders of Membership Interests in the Company, with (i) Ormat holding all of the 1,000 units of Class A Membership Interests issued and outstanding and (ii) Morgan Stanley holding 700 units of the 1,000 Class B Membership Interests issued and outstanding;
          WHEREAS, in accordance with Section 9.5(I) of the LLC Agreement, on August 17, 2009, Lehman delivered an Offer Notice to Morgan Stanley, offering to sell the Lehman Units to Morgan Stanley for an aggregate purchase price of $18,500,000 (the “Purchase Price”);
          WHEREAS, Morgan Stanley did not exercise its right to purchase the Lehman Units within the 30 calendar day period specified in the LLC Agreement and the Offer Notice;
          WHEREAS, in accordance with Section 9.5(II) of the LLC Agreement, on September 17, 2009, Lehman delivered an Offer Notice to Ormat, offering to sell the Lehman Units to Ormat for the Purchase Price;
          WHEREAS, on September 28, 2009, Ormat delivered an irrevocable ROFO Notice to Lehman and agreed to acquire the Lehman Units at the Purchase Price, and Lehman has agreed to sell to Ormat the Lehman Units for the Purchase Price and thereby withdraw as a member of the Company in accordance with Article IX of the LLC Agreement and subject to the terms set forth herein (the “Transaction”).
          NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

     1. Sale and Purchase of the Lehman Units, and Assignment.
          (a) Subject to the terms and conditions hereof, Lehman hereby sells, transfers, assigns and conveys to Ormat all rights, title and interests held by Lehman in and to (i) the Lehman Units, free and clear of all Encumbrances other than Permitted Encumbrances (except liens for Taxes not yet due and payable), and (ii) the LLC Agreement and the Original Purchase Agreement. Ormat hereby accepts the foregoing sale, transfer, assignment and conveyance, and assumes all of the obligations of Lehman in respect of such Lehman Units under the LLC Agreement and under the Original Purchase Agreement, and agrees to perform thereunder from and after the Closing (as defined below).
          (b) In consideration for the sale, transfer, assignment and conveyance set forth in Section 1(a), Ormat shall pay the Purchase Price to Lehman by wire transfer of immediately available United States Dollars to such United Stated bank account as previously designated by Lehman in writing.
          (c) At the Closing, (i) all of Lehman’s obligations and liabilities associated with the Lehman Units and under the Original Purchase Agreement will terminate except those obligations and liabilities accrued through the date of this Agreement, (ii) Lehman shall cease to be a Member of the Company and shall have no further rights as a Member in respect of the Lehman Units, (iii) Ormat shall be admitted as a Class B Member of the Company, and (iv) all the rights, obligations and liabilities associated with the Lehman Units (including under the LLC Agreement and the Original Purchase Agreement) shall become the rights, obligations and liabilities of Ormat.
          (d) The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place upon the receipt of the last of the closing deliverables set forth in Section 2 of this Agreement. Notwithstanding any other provision herein, the transactions set forth in Sections 1(a), (b) and (c) shall become effective upon (and not prior to) the Closing.
     2. Closing Deliverables. At or prior to the Closing,
          (a) Lehman shall deliver to Ormat Certificate No. 3 for Class B Membership Interest, representing the Lehman Units.
          (b) Ormat shall deliver to Lehman the Purchase Price.
     3. Representations and Warranties of Lehman. Lehman hereby represents and warrants to Ormat and the Company the following, as set forth in Schedule 9 to the LLC Agreement:
          (a) Lehman is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to transfer the Lehman Units as contemplated by the LLC Agreement.

          (b) Lehman owns directly 30% of the Company’s outstanding Class B Membership Interests to the extent that is what it was sold under the Original Purchase Agreement.
          (c) Lehman has absolute record and beneficial ownership and title to all of the Membership Interests held by Lehman to the extent that is what it was sold under the Original Purchase Agreement, free and clear of all Encumbrances except Permitted Encumbrances.
          (d) At or prior to the Closing, this Agreement will have been duly and validly executed and delivered by Lehman and (assuming due and valid execution by the other parties hereto) will constitute a legal, valid and binding obligation of Lehman, enforceable against Lehman in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).
          (e) Neither the execution, delivery and performance by Lehman of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Organizational Documents of Lehman, (ii) violate or conflict with (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material contract or other instrument or obligation that Lehman is a party to or by which Lehman is bound or (iii) violate any material Legal Requirement or any material license, franchise, permit or other authorization applicable to or affecting Lehman or any of its assets.
          (f) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Body or any other Person that has not been made or obtained on or before the date hereof is necessary for the execution, delivery and performance by Lehman of this Agreement or the consummation by Lehman of the transactions contemplated hereby.
     4. Representations and Warranties of Ormat.
          (a) Ormat hereby represents and warrants to Lehman and the Company that, with respect to Ormat, the statements set forth in  Section 3.11 of the LLC Agreement are true and correct as of the date hereof as if made on the date hereof.
          (b) Ormat hereby represents and warrants to Lehman as follow:
          (i) At or prior to the Closing, this Agreement will have been duly and validly executed and delivered by Ormat and (assuming due and valid execution by the other parties hereto) will constitute a legal, valid and binding obligation of Ormat, enforceable against Ormat in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).

          (ii) Neither the execution, delivery and performance by Ormat of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Organizational Documents of Ormat, (ii) violate or conflict with (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material contract or other instrument or obligation that Ormat is a party to or by which Ormat is bound or (iii) violate any material Legal Requirement or any material license, franchise, permit or other authorization applicable to or affecting Ormat or any of its assets.
          (iii) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Body or any other Person that has not been made or obtained on or before the date hereof is necessary for the execution, delivery and performance by Ormat of this Agreement or the consummation by Ormat of the transactions contemplated hereby.
     5. Acknowledgment of Ormat. Ormat hereby confirms and agrees that (i) the consummation of the transactions contemplated by this Agreement satisfies the requirements of Article IX of the LLC Agreement, and (ii) the transfer of the Lehman Units to Ormat will not result in a termination of the Company or any Project Company under Section 708(b)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).
     6. Taxes.
          (a) Ormat shall be responsible for any sales taxes applicable to the sale of Lehman Units hereunder and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes. Ormat shall prepare and file, or cause to be prepared and filed, all tax returns required to be filed with respect to any such taxes.
          (b) Pursuant to Section 5.4 of the LLC Agreement, Ormat and Lehman agree that the Company and the Tax Matters Partner (as defined in the LLC Agreement) shall use the proration method (under Section 706 of the Code) for purposes of allocating items of the Company income, gains, losses, deductions, credits and other tax incidents to Lehman and Ormat with respect to the Lehman Units transferred to Ormat pursuant to this Agreement.
          (c) From the date of Closing until the end of its current taxable year, the Company shall conduct its business in accordance with its approved budget as of the date hereof and any other activities notified to the Members prior to the date of this Agreement, or otherwise in the ordinary and usual course of normal day-to-day operations consistent with past practice, except that the Parties acknowledge that the Company intends to drill another well at its Steamboat Hills project.
          (d) The Company shall provide Lehman with such information that Lehman reasonably requests for the filing of any tax returns with respect to the Company or the sale of the Lehman Units.
          (e) The Company hereby represents and warrants that within the 12-month period ending on the date hereof, other than the transactions contemplated pursuant to this Agreement, there has not been a “sale or exchange” (within the meaning of Section 708(b)(1)(B)

of the Code) of any equity interests in the Company (including, without limitation, any Class A Membership Interests or Class B Membership Interests).
     7. Notification. Ormat will file a notice of self-recertification of qualifying facility status within 10 days from the date hereof that complies with the applicable requirements of 18 C.F.R. 292.207(a)(1) (2009) and discloses, as part of the notification of the change to the upstream ownership of the Projects, the Transaction and noting that it was made pursuant to blanket authorization under 18 C.F.R. 33.1(c)(8).
     8. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.
     9. LIMITATION OF DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE (WHETHER IN CONTRACT, TORT, WARRANTY, STRICT LIABILITY, EQUITY OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING UNDER OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES THAT CANNOT BE READILY ASCERTAINED AND QUANTIFIED. THE AGGREGATE LIABILITY OF EACH PARTY HEREUNDER SHALL IN NO EVENT EXCEED THE PURCHASE PRICE.
     10. Binding Effect; No Third Party Beneficiaries; Execution in Counterparts. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles that might require the application of the laws of another jurisdiction.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first set forth above.

LEHMAN-OPC LLC
By:	/s/ Ashvin Rao
	Name:	Ashvin Rao
	Title:	Authorized Signatory

ORMAT NEVADA, INC.
By:	/s/ Connie Stechman
	Name:	Connie Stechman
	Title:	Assistant Secretary

OPC LLC
By:	/s/ Connie Stechman
	Name:	Connie Stechman
	Title:	Assistant Secretary, Ormat Nevada, Inc., Member

[Signature page to Membership Interest Purchase Agreement]